Ultra Petroleum Announces 2017 Capital Investment Program And Financial And Operational Guidance

HOUSTON, March 15, 2017 /PRNewswire/ -- Ultra Petroleum Corp. ("Ultra") (OTC: UPLMQ) announced its capital investment program and financial and operational guidance for 2017. The company's Board of Directors approved the planned 2017 drilling and completion capital budget of $500.0 million. With this investment, Ultra is targeting production of 795 to 820 million cubic feet equivalent (MMcfe) per day, an increase of approximately 7% to 10% when compared to 2016 exit production rates.

The company expects to participate in approximately 245 total gross (193 net) Wyoming wells in 2017, compared to 110 total gross (78 net) wells in 2016.

2017 Production Guidance

Annual production for 2017 is expected to grow to 290 to 300 billion cubic feet equivalent (Bcfe), compared to production of 281.7 Bcfe for 2016. Based on the company's guidance, approximately 96 percent of the company's production forecast will come from the Rockies.

Price Realizations and Differentials Guidance

The company's realized natural gas price per Mcf is expected to average 4 to 5 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for oil is expected to be about 5 to 6 percent less than the average NYMEX crude oil price.

The company intends to enter into hedging agreements for notional volumes of not less than fifty percent (50%) of the projected volume of total proved developed producing reserves to be produced over the next twelve months.

2017 Expense Guidance

The following table presents the company's expected per unit of production expenses assuming a $3.25 per MMBtu Henry Hub natural gas price and a $50.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	2017
Lease operating expense	$ 0.31 – 0.34
Operating lease expense	$ 0.07 – 0.07
Production taxes	$ 0.35 – 0.37
Gathering fees	$ 0.28 – 0.32
Transportation	$ 0.00 – 0.00
Depletion and depreciation	$ 0.50 – 0.56
General and administrative	$ 0.02 – 0.04
Interest expense	$ 0.30 – 0.34
Total costs per Mcfe	$ 1.83 – 2.04

2017 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2017.

2017 EBITDA Guidance

Based on a $3.25 per MMBtu Henry Hub natural gas price and a $50.00 per Bbl NYMEX crude oil price, the projected earnings before interest, taxes, depreciation, depletion and amortization for full-year 2017 range between $650.0 million and $700.0 million.

Restructuring Update

On March 14, 2017, the Bankruptcy Court issued an order confirming Ultra's plan of reorganization and an order determining that Ultra's plan value is $6.0 billion. These orders clear the way for Ultra to exit chapter 11 once the financing transactions to fund its plan of reorganization are closed, which is expected to occur on or about March 31, 2017.1

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company trades over-the-counter under the ticker symbol "UPLMQ". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements in this news release, other than statements of historical fact, are forward-looking statements, are based upon current expectations, and are subject to a number of risks, uncertainties and assumptions. Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance such expectations will prove to have been correct.

There are many risks and uncertainties that can affect the company and its business, including those set forth in its filings with the U.S. Securities and Exchange Commission ("SEC") in the section entitled "Risk Factors" in its Annual Report on Form 10-K for the most recent fiscal year, and from time to time in other SEC filings made by the company. These risks and uncertainties include, but are not limited to: (i) matters arising as a result of the company's on-going chapter 11 proceedings, including the company's ability to confirm and consummate a plan of reorganization, possible adverse effects of the chapter 11 proceedings filing on the company's business and the interests of various constituents, risks associated with third party motions that could be filed in connection with the company's chapter 11 proceedings and which may interfere with the company's ability to confirm and consummate a plan of reorganization; and (ii) matters arising in connection with the company's business operations, including the timing and extent of changes in prices for oil and gas, the timing and extent of the company's success in developing, producing and estimating reserves, possible adverse effects of weather and government regulation, availability and quality of oil field personnel, services, drilling rigs and other equipment used in the company's operations, as well as other factors listed in the reports filed by the company with the SEC. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties affecting the company. The risks and uncertainties affecting the company could cause its actual results to differ materially from those described in the forward-looking statements. The company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

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[1]

As previously disclosed, on April 29, 2016, Ultra and each of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"). The Chapter 11 cases are being jointly administered by the court under the caption In re Ultra Petroleum Corp., et al, Case No. 16-32202 (MI). Later this week, Ultra will file an 8-K with the SEC summarizing the Confirmation Order and the material terms of the Plan. The 8-K will be available at Ultra's or the SEC's website. Information about Ultra's chapter 11 cases, including the orders referenced above, can be found at Ultra's website or at http://dm.epiq11.com/#/case/Ultra/info.

CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com